SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

                            NYLIM INSTITUTIONAL FUNDS

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                              260 Cherry Hill Road
                        Parsippany, New Jersey 07054-1108

Telephone Number (including area code):     (212) 576-5773

Name and Address of agent for service of process:

                                Robert A. Anselmi
                         New York Life Insurance Company
                                51 Madison Avenue
                               New York, NY 10010

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                              YES: X         NO:

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Parsippany and State of New Jersey on the 27th day of February, 2001.

                                    Signature: NYLIM INSTITUTIONAL FUNDS


                                    By: /S/ BRIAN LEE
                                        -----------------
                                        Brian Lee
                                        President

Attest: /S/ ROBERT A. ANSELMI
        ---------------------
          Robert A. Anselmi
          Secretary

                                    Dechert

                   30 Rockefeller Plaza, New York, N.Y. 10112


                                  February 27, 2001


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Notification of Initial Registration
                  on Form N-8A of NYLIM Institutional Funds

Dear Sir or Madam:

         On  behalf  of  the   registrant,   NYLIM   Institutional   Funds  (the
"Registrant"), transmitted herewith is a copy of the Notification of Registration on Form N-8A for the registration of the Registrant as an open-end management investment company pursuant to the applicable provisions of the Investment Company Act of 1940, as amended.

         Please telephone the undersigned at (212) 698-3526 with any questions that you may have or for any further information that you may require.

                                  Very truly yours,



                                  /s/ Mitchell B. Birner
                                  ----------------------
                                  Mitchell B. Birner

Encl.

cc:  Robert A. Anselmi
     Marty Hack
     Paul Stevens